                                  LANGER, INC.

   AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENT WITH KANDERS & COMPANY, INC.

         AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENT, made as of this 20th day of December, 2005, by and between Langer, Inc., a Delaware corporation, having its principal office at 450 Commack Road, Deer Park, New York 11729 (the
"Company"), and Kanders & Company, Inc., a Delaware corporation (the "Grantee").

         WHEREAS, the Company has previously granted to the Grantee a restricted stock award of 100,000 shares (the "Restricted Shares") of the Company's common stock, $0.02 par value ("Common Stock") pursuant to the restricted stock award agreement, dated as of September 1, 2005, (the "Restricted Stock Award
Agreement"), between the Company and the Grantee, all of which are presently unvested (all such unvested Restricted Shares referred to herein as the
"Unvested Restricted Shares").

         NOW, THEREFORE, the parties agree as follows:

         1.    The vesting date of the Unvested Restricted Shares is hereby accelerated to December 20, 2005. The Unvested Restricted Shares, as vested pursuant to the foregoing provision, may sometimes be referred to herein as the
"Locked-up Restricted Shares."

         2.    The Restricted Stock Award Agreement is hereby amended to include the following provisions:

               2.1.    Lock-up Release Schedule. Notwithstanding the vesting of
the Locked-up Restricted Shares as hereinabove provided, the Grantee shall not, prior to September 1, 2008 (the "Lock-up Release Date"), sell, transfer, exchange, hypothecate, grant a security interest in, pledge or otherwise dispose of (collectively, "Transfer"), other than on account of a distribution of its net assets in connection with a dissolution, liquidation or winding up of the affairs of the Grantee to its holders of equity securities as of the date hereof, or if such holders are natural persons, to members of their immediate families who have predeceases such dissolution, liquidation or winding up, the
Locked-up Restricted Shares at any time, including subsequent to the termination of the Grantee's service as a consultant to the Company. Notwithstanding the foregoing, the Lock-up Release Date may be accelerated by the Compensation
Committee or the Board of Directors in its sole discretion.

               2.2    Extension of Lock-up Upon Termination. (a) Upon the
Grantee's voluntary termination of its service as consultant to the Company, or upon the termination of service of Warren B. Kanders ("Warren") as a director of the Company except as a result of Warren's death, or upon the Grantee's termination of service by the Company for Cause, or removal of Warren as a director of the Company for cause, the Lock-up Release Date shall be automatically extended to September 1, 2013 (the "Extended Lock-up Release
Date").

                                       1

                       (b)    If the Grantee is terminated by the Company
without cause, then the Lock-up Release Date shall automatically be accelerated to the date of such termination.

                       (c)    If the Grantee's service to the Company is
terminated on account of the death of Warren, then the
Lock-up Release Date shall automatically be accelerated to Warren's date of death.

                       (d)    Notwithstanding any extension of the lock-up
release periods pursuant to this Section 2.2, any such lock-up release extension may be reduced by the Committee in its sole discretion.

               2.3     Acceleration of Lock-up Release Upon Change-of-Control
Event. Notwithstanding the lock-up periods set forth in Sections 2.1 and 2.2 above, Locked-up Restricted Shares shall immediately become eligible for
Transfer upon the occurrence of a "Change-of-Control Event," as defined in the
Restricted Stock Award Agreement.

         3.    Except as expressly amended by this Amendment, the Restricted
Stock Award Agreement shall remain in full force and effect.

         4.    This Amendment shall be governed by and construed in accordance with, and on the same basis as, the Restricted Stock Award Agreement as set forth therein.

         5.    This Amendment may be executed in any number of counterparts, but all of which together will constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS:]

                                       2

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Amendment to Restricted Stock Award Agreement as of the day and year first above written.

                                        LANGER, INC.

                                        BY:
                                              ---------------------------------
                                              NAME:  JOSEPH P. CIAVARELLA
                                              TITLE: VICE PRESIDENT &
                                                     CHIEF FINANCIAL OFFICER

                                        GRANTEE:

                                        -----------------------------------
                                        KANDERS & COMPANY, INC.
                                        WARREN B. KANDERS, PRESIDENT